Exhibit 99.1

American Spectrum Realty Reports First Quarter Results

HOUSTON--(BUSINESS WIRE)--May 15, 2012--American Spectrum Realty, Inc. (AMEX:AQQ) (“the Company”), a real estate investment, management and leasing company headquartered in Houston, Texas, announced today its results for the quarter ended March 31, 2012.

The Company reported net income attributable to common stockholders for the first quarter of 2012 of approximately $0.4 million, or $.11 per share, compared to net loss of approximately $2.0 million, or $.69 per share for the first quarter of 2011. The net income for the first quarter 2012 included income from discontinued operations of approximately $2.8 million, compared to a loss from discontinued operations of approximately $1.2 million for the first quarter of 2011.

Net loss from continuing operations decreased by approximately $0.1 million, or 3%, for first quarter 2012 in comparison to the first quarter of 2011.

Total revenue decreased by approximately $2.0 million, or 11%, for the first quarter of 2012 when compared to the first quarter of 2011. This decrease was primarily due to the deconsolidation of variable interest entities (“VIE’s”) during 2011 which accounted for a decrease in rental revenue of approximately $1.3 million. The decrease in total revenue was also due to a decrease in rental revenue of approximately $0.4 million for properties consolidated for the full three months ended March 31, 2012 and 2011. This decrease was primarily attributable to our owned properties. Rental revenue for our VIE properties consolidated for the fully three months ended March 31, 2012 and 2011 was virtually unchanged. The decrease in rental revenue was primarily due to a decrease in occupancy. Weighted average occupancy of all consolidated properties decreased from 89% at March 31, 2011 to 86% at March 31, 2012. However, the weighted average occupancy of the Company’s owned assets in Houston, Texas has steadily risen from 78% to 87% over the past six months.

Total expenses decreased by approximately $1.8 million, 8%, for the first quarter of 2012 when compared to the first quarter of 2011. The decrease was primarily due to the deconsolidation of VIE’s during 2011 which accounted for a decrease in total expenses of approximately $1.6 million.

The Company’s Funds From Operations (FFO), a widely accepted supplemental measure of REIT performance established by the National Association of Real Estate Investment Trusts, was approximately $(1.1) million for the three months ended March 31, 2012 compared to approximately $0.6 million for the three months ended March 31, 2011. The Company’s business is the ownership, operation and management of real estate. It believes that FFO is helpful to investors when measuring operating performance because it excludes various items that are considered in the determination of net income or loss that do not relate to or are not indicative of operating performance, such as gains or losses from sales of operating properties and depreciation and amortization, which can make periodic and peer analyses of operating performance more difficult. The following table reflects the reconciliation of FFO to net income (loss) attributable to the Company, the most directly comparable Generally Accepted Accounting Principles measure, for the three months ended March 31, 2012 and 2011 (in thousands):

	Three Months Ended March 31,
	2012	2011
Net income (loss) attributable to the Company	$412	$(2,039)
Depreciation and amortization from discontinued operations	217	1,452
Gain on disposition of discontinued operations	(4,115)	-
Deferred income tax expense (benefit)	362	(1,127)
Depreciation and amortization attributable to the Company’s owned properties	2,024	2,291
FFO	$(1,100)	$577

American Spectrum Realty, Inc. is a real estate investment company that owns, through its operating partnership, interest in office, industrial, self-storage, retail properties, and multi-family properties throughout the United States. The company has been publicly traded since 2001. American Spectrum Realty Management, LLC is a wholly-owned subsidiary of the Company’s operating partnership that manages and leases all properties owned by American Spectrum Realty, Inc. as well as third-party clients.

ASRM provides first-class management and leasing services for office, industrial, retail, self-storage, and multi-family properties, totaling over 11 million square feet in 18 states.

Certain matters discussed in this release are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those projected, including the risks and uncertainties of acquiring, owning, operating and disposing of real estate. Such risks and uncertainties are disclosed in the Company’s past and current filings with the U.S. Securities and Exchange Commission.

- Financial Tables Follow –

AMERICAN SPECTRUM REALTY, INC. CONSOLIDATED STATEMENTS OF OPERATIONS (Dollars in thousands, except share amounts) (Unaudited)

	Three Months Ended March 31,
	2012	2011

REVENUES:
Rental revenue	$14,570	$16,298
Third party management and leasing revenue	894	1,036
Interest income	45	139
Total revenues	15,509	17,473

EXPENSES:
Property operating expense	5,088	5,582
Corporate general and adminstrative	3,235	2,517
Depreciation and amortization	5,848	6,772
Interest expense	6,071	7,539
Impairment of real estate assets	481	150
Total expenses	20,723	22,560

OTHER EXPENSE:
Other expense	(106)	-
Total other expense	(106)	-

Loss from continuing operation before deferred income tax	(5,320)	(5,087)

Deferred income tax benefit	1,109	751

Loss from continuing operations	(4,211)	(4,336)

Discontinued operations:
Loss from operations	(365)	(1,571)
Gain on disposition of discontinued operations	4,608	-
Income tax (expense)/benefit	(1,470)	376
Income/(loss) from discontinued operations	2,773	(1,195)

Net loss, including non-controlling interests	(1,438)	(5,531)

Plus: Net loss attributable to non-controlling interests	1,850	3,492

Net Income/(loss) attributable to American Spectrum Realty, Inc.	412	(2,039)

Less: Preferred stock dividend	(60)	(60)

Net Income/(loss) attributable to American Spectrum Realty, Inc. common stockholders	$352	$(2,099)

Basic and diluted per share data:

Loss from continuing operations attributable to American Spectrum Realty, Inc.
common stockholders	(0.60)	$(0.47)
Income/(loss) from discontinued operations attributable to American Spectrum Realty, Inc.	0.71	(0.22)
Net income/(loss) attributable to American Spectrum Realty, Inc. common stockholders	0.11	$(0.69)

Basic and diluted weighted average shares used	3,577,783	2,961,294

Amounts attributable to American Spectrum Realty, Inc. common stockholders:
Loss from continuing operations	$(2,200)	$(1,449)
Income/(loss) from discontinuing operations	$2,552	$(650)
Net Income/(loss)	$352	$(2,099)

CONTACT:
American Spectrum Realty, Inc.
William J. Carden, 713-706-6200
Chairman, President and CEO